BYLAWS
OF
GCF BANCORP, INC.
ARTICLE I - Home Office

The home office of GCF Bancorp, Inc. (the “Corporation”) shall be located in Sewell, New Jersey. The Corporation may also have offices at such other places within or without the State of New Jersey as the board of directors shall from time to time determine.

ARTICLE II - Shareholders

Section 1.       Place of Meetings. All annual and special meetings of shareholders shall be held at the home office of the Corporation or at such other convenient place within or without the State of New Jersey as the board of directors may determine.

Section 2.       Annual Meeting. A meeting of the shareholders of the Corporation for the election of directors and for the transaction of any other business of the Corporation shall be held annually at such date and time as the board of directors may determine.

Section 3.       Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called only in accordance with the provisions of the Corporation’s Certificate of Incorporation. Notwithstanding any other provision of the Certificate of Incorporation or these Bylaws of the Corporation, any action required to be taken or that may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, only as provided in the Certificate of Incorporation.

Section 4.       Conduct of Meetings. Annual and special meetings shall be conducted in accordance with rules and procedures adopted by the board of directors.

Section 5.       Notice of Meetings. Written notice stating the place, day, and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered not fewer than ten nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board, the president, or the secretary, or the directors calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the mail, addressed to the shareholder at the address as it appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 6 of this Article II with postage prepaid. When any shareholders( meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting.

Section 6.       Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than 60 days and, in case of a meeting of shareholders, not fewer than ten (10) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 6, such determination shall apply to any adjournment.

Section 7.       Voting Lists. The officer or agent having charge of the stock transfer books for shares shall make a complete list of the shareholders entitled to vote at a shareholders’ meeting or any adjournment thereof. Such list may consist of cards arranged alphabetically or any equipment which permits the visual display of the information required by this section. Such list shall:

(a)

Be arranged alphabetically within each class, series, or group of shareholders, maintained by the Corporation for convenience of reference, with the address of, and the number of shares held by, each shareholder;

(b)	Be produced (or available by means of a visual display) at the time and place of the meeting;
(c)	Be subject to the inspection of any shareholder for reasonable periods during the meeting; and
(d)	Be prima facie evidence as to who are the shareholders entitled to examine such list or to vote at any meeting.

Section 8.       Quorum. A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time, subject to the notice requirements of Section 5 of this Article II. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum.

Section 9.       Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed by the shareholder in the manner provided by the Certificate of Incorporation. Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid more than eleven months from the date of its execution unless otherwise provided in the proxy.

Section 10.     Voting. At each election for directors, every shareholder entitled to vote at such election shall be entitled to one vote for each share of stock held by him or her. Directors shall be elected by a plurality of votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided in the Certificate of Incorporation, by statute, or by these Bylaws, in matters other than the election of directors, a majority of the shares present in person or represented by proxy at a lawful meeting and entitled to vote on the subject matter, shall be sufficient to pass on a transaction or matter.

Section 11.     Voting of Shares in the Name of Two or More Persons. When ownership of stock stands in the name of two or more persons, in the absence of written directions to the Corporation to the contrary, at any meeting of the shareholders of the Corporation, any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

Section 12.     Voting of Shares of Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian, or conservator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name. Shares standing in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer into his or her name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter, the pledgee shall be entitled to vote the shares so transferred.

Neither treasury shares of its own stock held by the Corporation nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

Section 13.     Inspectors of Election. In advance of any meeting of shareholders, the board of directors may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment. The number of inspectors shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the board or the president may, or on the request of not fewer than ten percent (10%) of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting or at the meeting by the chairman of the board or the president.

Unless otherwise prescribed by resolution of the board of directors, the duties of such inspectors shall include: determining the number of shares and the voting power of each share, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; receiving votes, ballots, or consents; hearing and determining all challenges and questions in any way arising in connection with the rights to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all shareholders.

Section 14.     Nominating Committee. The board of directors shall appoint a nominating committee of at least three directors for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting. Provided that such committee makes such nominations, no nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the Corporation in accordance with the provisions of Article II, Section 15 of these Bylaws.

Section 15.     Notice for Nominations and Proposals. Nominations of candidates for election as directors at any annual meeting of shareholders may be made (a) by, or at the direction of, a majority of the board of directors or (b) by any shareholder entitled to vote at such annual meeting. Only persons nominated in accordance with the procedures set forth in this Section 15 shall be eligible for election as directors at an annual meeting. Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting in accordance with the procedures set forth in this Section 15 shall be provided for use at the annual meeting.

Nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Section 15. To be timely, a shareholder’s notice shall be delivered to, or mailed and received at, the principal office of the Corporation not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Corporation; provided, however, that with respect to the first scheduled annual meeting, notice by the shareholder must be so delivered or received no later than the close of business on the tenth day following the day on which notice of the date of the scheduled meeting is given. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director and as to the shareholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Corporation stock that are Beneficially Owned (as defined in Article XIV of the Certificate of Incorporation) by such person on the date of such shareholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to, information required to be disclosed by Items 4, 5, 6 and 7 of Schedule 14A to be filed with the Securities and Exchange Commission (or any successors of such items or schedule); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Corporation(s books, of such shareholder and any other shareholders known by such shareholder to be supporting such nominees and (ii) the class and number of shares of Corporation stock that are Beneficially Owned by such shareholder on the date of such shareholder notice and, to the extent known, by any other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder notice. At the request of the board of directors, any person nominated by, or at the direction of, the board for election as a director at an annual meeting shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder’s notice of nomination that pertains to the nominee.

Nominations for directors to be elected at an annual meeting of shareholders, except those made by the board of directors of the Corporation, must also be accompanied by a certification, under oath before a notary public, by each nominee that he meets the eligibility requirements to be a director as set forth in Article III, Sections 15-20 of these Bylaws.

Proposals, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Section 15. For shareholder proposals to be included in the Corporation’s proxy materials, the shareholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act (or any successor regulation). With respect to shareholder proposals to be considered at the annual meeting of shareholders but not included in the Corporation(s proxy materials, the shareholder(s notice shall be delivered to, or mailed and received at, the principal office of the Corporation not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Corporation; provided that for the first annual meeting, notice must be delivered no later than the tenth day following the date on which notice of the meeting is given. Such shareholder’s notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business and, to the extent known, any other shareholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of the Corporation stock that are Beneficially Owned by the shareholder on the date of such shareholder notice and, to the extent known, by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder notice, and (d) any financial interest of the shareholder in such proposal (other than interests that all shareholders would have).

The board of directors may reject any nomination by a shareholder or shareholder proposal not timely or properly made in accordance with the requirements of this Section 15. If the board of directors, or a designated committee thereof, determines that the information provided in a shareholder’s notice does not satisfy the informational requirements of this Section 15 in any material respect, the Secretary of the Corporation shall notify such shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the shareholder, as the board of directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the board of directors or such committee reasonably determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of this Section 15 in any material respect, then the board of directors may reject such shareholder(s nomination or proposal. The Secretary of the Corporation shall notify a shareholder in writing whether his or her nomination or proposal has been made in accordance with the time and informational requirements of this Section 15. Notwithstanding the procedures set forth in this paragraph, if neither the board of directors nor such committee makes a determination as to the validity of any nominations or proposals by a shareholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination or proposal was made in accordance with the terms of this Section 15. If the presiding officer determines that a nomination or proposal was made in accordance with the terms of this Section 15, he shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such nominee or proposal. If the presiding officer determines that a nomination or proposal was not made in accordance with the terms of this Section 15, he shall so declare at the annual meeting and the defective nomination or proposal shall be disregarded.

ARTICLE III - Board of Directors

Section 1.       General Powers. The business and affairs of the Corporation shall be under the direction of its board of directors. The board of directors shall annually elect a chairman of the board and a president from among its members and shall designate, when present, either the chairman of the board or the president to preside at its meetings.

Section 2.       Number, Term and Election. The board of directors shall consist of eight (8) persons, be divided into four classes as nearly equal in number as possible. The board of directors shall be classified in accordance with the provisions of the Corporation’s Certificate of Incorporation. The members of each class shall be elected for a term of four years and until their successors are elected and qualified. Directors are to be elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting of shareholders at which a quorum is present. The board of directors may increase the number of members of the board of directors but in no event shall the number of directors be increased in excess of fifteen persons.

Section 3.       Place of Meeting. All annual and special meetings of the board of directors shall be held at the principal office of the Corporation or at such other place within or outside the State in which the principal office of the Corporation is located as the board of directors may determine and as designated in the notice of such meeting.

Section 4.       Regular Meetings. A regular meeting of the board of directors shall be held without other notice than this Bylaw at such time and date as the board of directors may determine.

Section 5.       Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the president, or one-third of the directors. The persons authorized to call special meetings of the board of directors may fix any place, within or outside of the State of New Jersey, as the place for holding any special meeting of the board of directors called by such persons.

Members of the board of directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person.

Section 6.       Notice of Special Meeting. Written notice (which includes notice provided by facsimile transmission or by electronic mail) of at least 24 hours regarding any special meeting of the board of directors or of any committee designated thereby shall be given to each director in accordance with these Bylaws, although such notice may be waived by the director. The attendance of such director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice of waiver of notice of such meeting.

Section 7.       Quorum. A majority of the number of directors fixed by Section 2 of this Article III shall constitute a quorum for the transaction of business at any meeting of the board of directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 6 of this Article III.

Section 8.       Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by these Bylaws, the Certificate of Incorporation or the laws of New Jersey.

Section 9.       Action Without a Meeting. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

Section 10.     Resignation. Any director may resign at any time by sending a written notice of such resignation to the home office of the Corporation addressed to the chairman of the board or the president. Unless otherwise specified, such resignation shall take effect upon receipt by the chairman of the board or the president. More than three consecutive absences from regular meetings of the board of directors, unless excused by resolution of the board of directors, shall automatically constitute a resignation, effective when such resignation is accepted by the board of directors.

Section 11.     Vacancies. Any vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the shareholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

Section 12.     Compensation. Directors, as such, may receive a stated salary or retainer for their services or may receive a reasonable fixed sum, and reasonable expenses of attendance, if any, for attendance at each regular or special meeting of the board of directors. Members of either standing or special committees may be allowed such compensation for attendance at committee meetings as the board of directors may determine.

Section 13.     Presumption of Assent. A director of the Corporation who is present at a meeting of the board of directors at which action on any Corporation matter is taken shall be presumed to have assented to the action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless he or she shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Corporation within five days after the date a copy of the minutes of the meeting is received. Such right to dissent shall not apply to a director who voted in favor of such action.

Section 14.     Removal of Directors. Directors of the Corporation may be removed only in accordance with the Corporation(s Certificate of Incorporation.

Section 15.     Residency Requirement. Each director of the Corporation must, at all times, reside within the State of New Jersey within a twenty-five (25) mile radius of a branch office of GCF Bank.

Section 16.     Minimum Share Requirement. Each director of the Corporation must be a shareholder of the Corporation and own at least 2,500 shares of the Corporation's Common Stock.

Section 17.     Age Limitations. No person 72 years of age or older shall be eligible for election, reelection, appointment or reappointment to the board of the Corporation. No director shall serve as such beyond the annual meeting of the Corporation immediately following the director becoming 72, except that a director serving on April 27, 1987 is grandfathered. This age limitation does not apply to an advisory director.

Section 18.     Affiliations With Other Depository Institutions. A person is not eligible to serve as a director of the Corporation if he is a “management official” of another “depository institution” or “depository holding company” as those terms are defined in Section 563f.2 of the Regulations of the Office of Thrift Supervision, 12 U.S.C. § 563f.2. If elected director of the Corporation, a person may not thereafter serve or agree to serve as a management official of another depository institution or depository holding company unless and until his or her term as director of the Corporation has expired.

Section 19.     Eligibility Requirement. A person is not eligible to serve as director if he: (1) is under indictment for, or has ever been convicted of, a criminal offense that involves dishonesty or breach of trust and for which the penalty could be imprisonment for more than one year; (2) is a person against whom a federal or state bank regulatory agency has within the past ten years issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; (3) has been found either by any federal or state regulatory agency whose decision is final and not subject to appeal or by a court to have (a) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency or (b) breached a fiduciary duty involving personal profit; or (4) has been nominated by a person who would be disqualified from serving as a director of this Corporation under clauses (1), (2) or (3) of this Section 18.

Section 20.     Conflict of Interest Qualification. No person may serve as a Director of the Corporation if he concurrently serves as an officer, director, advisor or consultant, or in any similar capacity, to another financial institution (including its parent company and/or majority owned subsidiaries) that maintains an office in the State of New Jersey. As used herein, the term “financial institution” shall mean any financial services enterprise (including but not limited to a savings and loan association, bank, credit union, mortgage company or insurance company).

ARTICLE IV - Executive And Other Committees

Section 1.       Appointment. The board of directors, by resolution adopted by a majority of the full board, may designate the chief executive officer, the chairman of the board and one or more of the other directors to constitute an executive committee. The designation of any committee pursuant to this Article IV and the delegation of authority shall not operate to relieve the board of directors, or any director, of any responsibility imposed by law or regulation.

Section 2.       Authority. The executive committee, when the board of directors is not in session, shall have and may exercise all of the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee; and except also that the executive committee shall not have the authority of the board of directors with reference to: the declaration of dividends; the amendment of the Certificate of Incorporation or these Bylaws of the Corporation, or recommending to the shareholders a plan of merger, consolidation, or conversion; the sale, lease, or other disposition of all or substantially all of the property and assets of the Corporation otherwise than in the usual and regular course of its business; a voluntary dissolution of the Corporation; a revocation of any of the foregoing; or the approval of a transaction in which any member of the executive committee, directly or indirectly, has any material beneficial interest.

Section 3.       Tenure. Subject to the provisions of Section 8 of this Article IV, each member of the executive committee shall hold office until the next regular annual meeting of the board of directors following his or her designation and until a successor is designated as a member of the executive committee.

Section 4.       Meetings. Regular meetings of the executive committee may be held without notice at such times and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than one day(s notice stating the place, date, and hour of the meeting, which notice may be written or oral. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.

Section 5.       Quorum. A majority of the members of the executive committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

Section 6.       Action Without a Meeting. Any action required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the executive committee.

Section 7.       Vacancies. Any vacancy in the executive committee may be filled by a resolution adopted by a majority of the full board of directors.

Section 8.       Resignations and Removal. Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors. Any member of the executive committee may resign from the executive committee at any time by giving written notice to the chairman, president or secretary of the Corporation. Unless otherwise specified, such resignation shall take effect upon its receipt; the acceptance of such resignation shall not be necessary to make it effective.

Section 9.       Procedure. The chairman of the board shall be the presiding officer of the executive committee, and the executive committee may fix its own rules o procedure that shall not be inconsistent with these Bylaws. It shall keep regular minutes of its proceedings and report the same to the board of directors for its information at the meeting held next after the proceedings shall have occurred.

Section 10.     Other Committees. The board of directors may by resolution establish any other committee composed of directors as they may determine to be necessary or appropriate for the conduct of the business of the Corporation and may prescribe the duties, constitution, and procedures thereof.

ARTICLE V - Officers

Section 1.       Positions. The officers of the Corporation shall include a president, one or more vice presidents, a secretary, and a treasurer or comptroller, each of whom shall be elected by the board of directors. The board of directors may also designate the chairman of the board as an officer. The offices of the secretary and treasurer may be held by the same person and a vice president may also be either the secretary or the treasurer or comptroller. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of the Corporation may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

Section 2.       Election and Term of Office. The officers of the Corporation shall be elected annually at the first meeting of the board of directors held after each annual meeting of the shareholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer(s death, resignation, or removal in the manner hereinafter provided. Election or appointment of an officer, employee, or agent shall not of itself create contractual rights. The board of directors may authorize the Corporation to enter into an employment contract with any officer, but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with Section 3 of this Article V.

Section  3.      Removal. Any officer may be removed by the board of directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to the contractual rights, if any, of the person so removed.

Section 4.      Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise may be filled by the board of directors for the unexpired portion of the term.

Section 5.       Remuneration. The remuneration of the officers shall be fixed from time to time by the board of directors, by employment contracts or otherwise.

ARTICLE VI - Contracts, Loans, Checks, and Deposits

Section 1.       Contracts. Except as otherwise prescribed by these Bylaws with respect to certificates for shares, the board of directors may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

Section 2.       Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

Section 3.       Checks, Drafts, Etc. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers, employees, or agents of the Corporation, which may include facsimile signatures, in such manner as shall from time to time be determined by the board of directors.

Section 4.       Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in any duly authorized depositories as the board of directors may select

ARTICLE VII - Certificates for Shares and Their Transfer

Section 1.       Certificates for Shares. Certificates representing shares of capital stock of the Corporation shall be in such form as shall be determined by the board of directors. Such certificates shall be signed by the chief executive officer or by any other officer of the Corporation authorized by the board of directors, attested by the secretary or an assistant secretary, and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the Corporation itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and canceled, except that in the case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to the Corporation as the board of directors may prescribe.

Section 2.       Transfer of Shares. Transfer of shares of capital stock of the Corporation shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by his or her legal representative, who shall furnish proper evidence of such authority, or by his or her attorney authorized by a duly executed power of attorney and filed with the Corporation. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner for all purposes.

Section 3.       Payment for Shares. No certificate shall be issued for any shares until such share is fully paid.

Section 4.       Form of Payment for Shares. The consideration for the issuance of shares shall be paid in accordance with the provisions of New Jersey law.

Section 5.       Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the shareholders entitled to examine the stock ledger, the list required by Section 7 of Article II of these Bylaws or the books of the Corporation, or to vote in person or by proxy at any meeting of shareholders.

Section 6.       Lost Certificates. The board of directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate, or his or her legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 7.       Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as otherwise provided by law.

Section 8.       Uncertificated Shares. The Board of Directors may authorize the issuance of uncertificated shares by the Corporation, and may prescribe procedures for the issuance and registration of transfer thereof, and with respect such other matters relating to uncertificated shares as the Board of Directors may deem appropriate. No such authorization shall affect previously issued and outstanding shares represented by certificates until such certificates shall have been surrendered to the Corporation. Within a reasonable time after the issuance or transfer of any uncertificated shares, the Corporation shall issue or cause to be issued to the holder of such shares a written statement of the information required to be included on stock certificates under the New Jersey

Business Corporation Act. Notwithstanding the adoption of any resolution providing for uncertificated shares, each registered holder of stock represented by uncertificated shares shall be entitled, upon request to the custodian of the stock transfer books of the Corporation, or other person designated as the custodian of the records of uncertificated shares, to have physical certificates representing such shares registered in such holder’s name.

ARTICLE VIII - Fiscal Year; Annual Audit

The fiscal year of the Corporation shall end on the 31st day of December of each year. The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors.

ARTICLE IX - Dividends

Subject only to the terms of the Corporation(s Certificate of Incorporation and applicable law, the board of directors may, from time to time, declare and the Corporation may pay, dividends on its outstanding classes of capital stock that are eligible for dividends.

ARTICLE X - Corporate Seal

The board of directors shall provide a corporate seal, which shall be two concentric circles between which shall be the name of the Corporation. The year of incorporation or an emblem may appear in the center.

ARTICLE XI - Amendments

These Bylaws may be amended only as specified in the Corporation’s Certificate of Incorporation.